Exhibit 10.1

RETENTION AWARD AGREEMENT

THIS RETENTION AWARD AGREEMENT (this “Agreement”) is entered into and effective as of September 8, 2020 (the “Effective Date”), by and between Town Sports International, LLC, a New York limited liability company (the “Company”), and Patrick Walsh, an employee of the Company (“Employee”).

RECITALS

A. The Company has determined that (i) Employee’s performance of his duties has been and continues to be exceptional and highly valuable to the Company and (ii) Employee’s continuation of his duties is critically important to the Company’s ability to manage successfully its business and all activities and endeavors necessary therefor and ancillary thereto, particularly in light of the challenging business environment facing the Company.

B. The Company has obtained a binding commitment to receive debtor-in-possession financing in order to effectuate the restructuring of its debts and operations.

C. The Company desires to recognize Employee’s past services and to assure itself of Employee’s continued services for an extended period of time by paying Employee a cash award in the amount of $1,500,000 (the “Award”) that is subject to repayment by Employee if Employee’s employment with the Company is terminated under certain circumstances prior to the expiration of the Retention Period (as defined herein), as provided for in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and Employee agree as follows:

1.Definitions. For purposes of this Agreement:

(a) “Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(b) “Cause” shall mean:

(i) Employee’s willful failure to perform Employee’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) Employee’s continuous willful failure to comply with any valid and legal directive of the individual to whom Employee reports or the Board of Directors of the Company (the “Board”) or a committee of the Board;

(iii) Employee’s willful engagement in dishonesty, illegal conduct, or gross misconduct that is, in each case, materially injurious to the Company or its affiliates;

(iv) Employee’s embezzlement, misappropriation, or fraud, whether or not related to Employee’s employment with the Company;

(v) Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime (A) is work-related, (B) materially impairs Employee’s ability to perform services for the Company or (C) in the reasonable judgment of the Company, has resulted or will result in material reputational or financial harm to the Company or its affiliates; or

(vi) Employee’s material breach of any obligation under this Agreement or the Existing Agreement, if such breach causes material reputational or financial harm to the Company.

For purposes of this Agreement, no act or failure to act on the part of Employee shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company.

Furthermore, a termination of Employee’s employment shall not be deemed for Cause unless and until the Company delivers to Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (after reasonable written notice is provided to Employee and Employee is given an opportunity, together with counsel, to be heard before the Board), finding that Employee has engaged in the conduct described in any of clauses (i)-(vi) above. Except for an action or breach described in clause (iv) or (v) above, or any other failure, breach, or refusal that, by its nature, cannot reasonably be expected to be cured, Employee shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts or omissions constituting Cause, and if the Company were to determine the attempted cure is not sufficient, Employee shall have the opportunity to appeal this determination to a neutral mediator, selected and approved by the Company and Employee. However, if the Company reasonably expects irreparable injury or material reputational or financial harm from a delay of ten (10) business days, the Company may give Employee notice of such shorter period within which to cure as is deemed reasonable by the Board under the circumstances, which may include the termination of Employee’s employment without notice and with immediate effect. However, if the Company terminates Employee's employment without notice and with immediate effect and there is a discrepancy of opinion between the Company and Employee as to whether the termination of Employee’s employment may be deemed for Cause, Employee shall have the opportunity to appeal this determination to a neutral mediator, selected and approved by the Company and Employee, whose resolution shall be binding and conclusive between the Company and Employee.

2

The Company may place Employee on paid leave for up to thirty (30) days while it is determining whether there is a basis to terminate Employee’s employment for Cause. The placement of Employee on paid leave for up to thirty (30) days in such circumstances shall not constitute Good Reason.

For the avoidance of doubt, nothing herein shall modify any definition of “Cause” included in the Existing Agreement, which definition therein shall continue to govern the terms of the Existing Agreement.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Disability” shall mean Employee is entitled to receive long-term disability benefits under the Company’s long-term disability plan, or if there is no such plan, Employee’s inability, due to physical or mental incapacity, to substantially perform Employee’s duties and responsibilities for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; provided however, in the event that the Company temporarily replaces Employee, or transfers Employee’s duties or responsibilities to another individual on account of Employee’s inability to perform such duties due to a mental or physical incapacity that is, or is reasonably expected to become, a Disability, then Employee’s employment shall not be deemed terminated by the Company, and Employee shall not be able to resign for Good Reason as a result thereof. Any question as to the existence of Employee’s Disability as to which Employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually reasonably acceptable to Employee and the Company. If Employee and the Company cannot agree as to a qualified independent physician within fifteen (15) days, each shall appoint such a physician and those two physicians, within fifteen (15) days, shall select a third, who, within thirty (30) days, shall make such determination in writing. The determination of Disability made in writing to the Company and Employee shall be final and conclusive for all purposes of this Agreement.

(e) “Existing Agreement” shall mean that certain Offer Letter, dated September 20, 2016, by and between the Company and the Employee.

(f) “Good Reason” shall mean the occurrence of any of the following during the Retention Period, in each case without Employee’s written consent:

(i) a reduction in Employee’s base salary;

(ii) a relocation of Employee’s principal place of employment by more than 50 miles;

(iii) any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between Employee and the Company;

3

(iv) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

(v) a material, adverse change in Employee’s title, authority, duties, or responsibilities (other than temporarily while Employee is physically or mentally incapacitated) as of the date of this Agreement.

For purposes of this Agreement, Employee’s termination of his employment shall not be deemed for Good Reason unless Employee has provided written notice to the Company (a “Notice”) of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the later of (i) the initial existence of such circumstances and (ii) Employee’s actual knowledge of the existence of such circumstances, and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If Employee does not (i) provide a Notice of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the later of (A) the initial existence of such circumstances or (B) Employee’s actual knowledge of the existence of such circumstances, or (ii) terminate employment for Good Reason within sixty (60) days following Employee’s delivery of a Notice to the Company (where the Company has not cured the circumstances providing such grounds for termination for Good Reason within thirty (30) days of the date of Employee’s delivery of such Notice), then Employee will be deemed to have waived Employee’s right to terminate for Good Reason with respect to such grounds.

For the avoidance of doubt, nothing herein shall modify any definition of “Good Reason” included in the Existing Agreement, which definition therein shall continue to govern the terms of the Existing Agreement.

(g) “Retention Period” shall commence on the Effective Date and terminate on the date that is six (6) months after the Effective Date.

(h) “Termination Date” shall mean the date on which Employee’s employment by the Company is terminated.

2.Duties. Except as specifically provided in Section 3(b) below, in order to retain the Award, Employee agrees that, during the Retention Period, Employee shall perform fully the terms of this Agreement and Employee’s duties for the Company.

3.Award; Termination of Employment; Repayment.

(a) Award. On the Effective Date, the Company shall pay Employee, in cash in a single lump sum, an amount equal to the Award, less all applicable withholdings and deductions required by law.

4

(b) Repayment of Award upon Termination. In the event that Employee’s employment is terminated prior to the end of the Retention Period due to (x) a termination by the Company for Cause or (y) any termination by Employee other than for Good Reason, Employee must repay to the Company within sixty (60) days of the Termination Date the entire, gross amount of the Award. In the event that Employee’s employment by the Company is terminated prior to the end of the Retention Period due to (i) Employee’s death, (ii) Employee’s Disability, (iii) a termination by the Company without Cause, or (iv) a termination by Employee for Good Reason, Employee shall not be obligated to repay to the Company any amount of the Award. For the avoidance of doubt, Employee’s retirement from the Company without Good Reason shall constitute a termination by Employee other than for Good Reason for purposes of this Agreement and require the repayment of the Award pursuant to this Section 3(b). Except as may be limited by Section 409A of the Code, the parties acknowledge and agree that the Company may, subject to a judicial determination as to Employee’s obligation to repay the Award, offset any amounts owed to the Company by Employee pursuant to Employee’s repayment obligations under this Section 3(b) against any amounts owed to Employee by the Company as of or following the Termination Date.

(c) Repayment of Award for Other Reason. In the event that the Company either files a petition for protection under chapter 7 of the United States Code, 11 U.S.C. § 101-1532 (the “Bankruptcy Code”), or the Company’s petition under chapter 11 of the Bankruptcy Code is converted to a proceeding under chapter 7 of the Bankruptcy Code (except in the event that such conversion occurs after court approval and closing on a sale of all or substantially all of the Company’s assets as a going concern), within the Retention Period, Employee must repay to the Company within sixty (60) days of the Termination Date the entire, gross amount of the Award.

4.Legal Fees and Expenses. If either party commences any proceeding, action, or litigation against the other party concerning the terms of this Agreement or the rights and duties of the parties hereto or for the breach of this Agreement by the other party of any of the terms hereof, the prevailing party shall be entitled to recover all costs and expenses incurred by the other party in connection with responding to and prosecuting or defending such action and the enforcement and collection of any judgment rendered therein, including without limitation all out-of-pocket expenses, court costs, administrative fees, attorneys’ fees, consultant fees, expert witness fees, personnel expenses, duplicating expenses, and other related expenses that are associated with enforcement of the other party’s legal rights under this Agreement (including all such costs, fees, and expenses incurred in all appeals) and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

5.Covenants.

(a) Non-Compete; Non-Solicitation. Employee is a party to the Existing Agreement. Employee continues to be bound by the Existing Agreement and the covenants therein, including but not limited to paragraph 9 thereof (regarding Non-Compete and Non-Solicitation).

5

(b) Non-Disparagement. While Employee is employed by the Company and at all times following the termination of Employee’s employment for any reason, Employee shall not, directly or indirectly, for Employee or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity, or otherwise, make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of the Company or any affiliate. Nothing in this paragraph infringes on Employee’s right to participation or cooperation in any charge or investigation by the Federal Equal Employment Opportunity Commission or any comparable state agency, or any other self-regulatory organization or any other state or federal regulatory authority or making other disclosures that are produced under the whistleblower provisions of federal or state law or regulation.

The Company agrees that it will not engage in any conduct that is injurious to the Executive’s reputation or interest, or any conduct that would reasonably be expected to lead to unwanted or unfavorable publicity to Executive, including but not limited to publicly disparaging (or inducing or encouraging others to publicly disparage) Executive. For the preceding sentence only, the Company shall mean executive officers or directors of the Company.

(c) Confidentiality. Employee continues to be bound by the Existing Agreement and the covenants therein, including the terms regarding Non-Use and Non-Disclosure in section 8.03 of the Existing Agreement.

6.Successors.

(a) Assignment by Employee. This Agreement is personal to Employee and, without the prior written consent of the Company, shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.

(b) Assignment by the Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

7.Miscellaneous.

(a) Applicable Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, applied without reference to its principles of conflict of laws.

6

(b) Jurisdiction and Venue. Each party irrevocably submits to the exclusive jurisdiction of the Federal District Court for the District of Delaware, for the purposes of any suit, action, or other proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the suit, action, or other proceeding shall be heard and determined in any such court. Each party agrees to commence any such suit, action, or other proceeding in the Federal District Court for the District of Delaware. Each party waives any defense of improper venue or inconvenient forum to the maintenance of any suit, action, or other proceeding so brought. Each party waives its right to a jury trial with respect to any action, or claim arising out of any dispute in connection with this Agreement, any rights or obligations hereunder, or the performance of such rights and obligations.

(c) Amendments. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d) Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereto with respect to the Award and shall supersede all prior or existing agreements between the parties hereto with respect to the Award. There are no promises, representations, inducements, or statements between the parties with respect to the Award other than those that are expressly contained herein. Notwithstanding any rule of law to the contrary, this Agreement may not be modified, changed, amended or waived in any way (either in whole or in part) orally, by conduct, by informal writings or by any combination thereof. In the event that any provision of this Agreement is invalid or unenforceable, the validity and enforceability of the remaining provisions hereof shall not be affected. Employee is entering into this Agreement of his own free will and accord and has read this Agreement and understands it and its legal consequences. Nothing in this Retention Award Agreement shall affect the Existing Agreement between the Company and Employee, which Existing Agreement shall continue in full force and effect.

(e) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:	To the most recent address on file at the Company

If to the Company:	Town Sports International, LLC 399 Executive Boulevard Elmsford, New York 10523 Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

7

(f) Counterparts. This Agreement may be executed in separate counterparts, including by facsimile and electronic delivery, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(g) Section 409A Compliance. The parties intend that all amounts payable under this Agreement comply with Section 409A of the Code or an exemption therefrom, including regulations and guidance thereunder, so as not to subject Employee to the payment of any additional taxes, penalties, or interest imposed under Section 409A with respect to amounts paid under this Agreement or any other agreement or arrangement between the parties. The parties agree to amend this Agreement to the extent necessary to bring this Agreement into compliance with Code Section 409A (or to meet an exemption therefrom) as it may be interpreted by any regulations, guidance, or amendments to Section 409A issued or adopted after the date of this Agreement. Nothing in this Agreement shall be interpreted to permit (i) accelerated payment of nonqualified deferred compensation, as defined in Section 409A, (ii) any other payment in violation of the requirements of Section 409A, or (iii) Employee to designate the taxable year of any payment. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Employee or any other individual to the Company or any Affiliate, employee, or agent. All taxes imposed on or associated with payments made to Employee pursuant to this Agreement, including any liability imposed under Section 409A (but excluding the employer portion of any payroll taxes), shall be borne solely by Employee.

(h)Confidentiality. Notwithstanding any disclosure by the Company of the fact or content of this Agreement, whether in whole or in part, Employee hereby covenants and agrees that Employee shall keep confidential this Agreement and the terms hereof, including the eligibility for the Award and the amount thereof, except as required by applicable law. Further, Employee may disclose to his attorney, his spouse, and his tax and financial advisors the fact or content of this Agreement, provided the Employee obtains the recipient’s agreement to keep this Agreement and its contents confidential.

IN WITNESS WHEREOF, Employee and the Company have each executed or caused the execution of this Agreement, as applicable, as of the Effective Date.

COMPANY:

By:	/s/ Justin Lundberg
	Name:	Justin Lundberg
	Title:	Member, Board of Directors

EMPLOYEE:

By:	/s/ Patrick Walsh
	Name:	Patrick Walsh

8